EXHIBIT 21.1
POPULAR, INC.
AS OF DECEMBER 31, 2009
Subsidiaries of the Registrant

Jurisdiction of
Name	Incorporation
Banco Popular de Puerto Rico	Puerto Rico
Popular Auto, Inc.	Puerto Rico
Popular Mortgage, Inc.	Puerto Rico
BP Sirenusa International, LLC	Delaware
EVERTEC, Inc.	Puerto Rico
Evertec Dominicana, S.A.	Dominican Republic
Evertec de Venezuela, C.A.	Venezuela
SENSE SOFTWARE INTERNATIONAL CORP.	Puerto Rico
Popular Capital Trust I	Delaware
Popular Capital Trust II	Delaware
Popular Capital Trust III	Delaware
Popular Insurance, Inc.	Puerto Rico
Popular International Bank, Inc.	Puerto Rico
ATH Costa Rica, S.A.	Costa Rica
ATH Panama, S.A.	Panama
Evertec Mexico Servicios de Procesamiento SA de CV	Mexico
EVERTEC LATINOAMERICA, SOCIEDAD ANONIMA	Costa Rica
Popular Insurance V.I., Inc.	U.S. Virgin Islands
Popular North America, Inc.	Delaware
Banco Popular North America	New York
E-LOAN, Inc.	Delaware
Equity Real Estate Solutions, LLC	Pennsylvania
Popular Equipment Finance, Inc.	Delaware
Popular Insurance Agency USA, Inc.	Delaware
BanPonce Trust I	Delaware
Popular Financial Holdings, Inc.	Delaware
Equity One, Inc.	Delaware
Popular ABS, Inc.	Delaware
Popular Mortgage Servicing, Inc	Delaware
Popular North America Capital Trust I	Delaware
T.I.I. Smart Solutions, Inc.	British Virgin Islands
TARJETAS INTELIGENTES INTERNACIONALES SOCIEDAD ANONIMA	Costa Rica
T.I.I. SMART SOLUTIONS, SOCIEDAD ANONIMA	Guatemala
Popular Securities, Inc.	Puerto Rico
Popular Risk Services, Inc.	Puerto Rico
Popular Life RE	Puerto Rico
Metropolitana de Préstamos, Inc. (Inactive)	Puerto Rico
Popular Assets Management, Inc. (Inactive)	Puerto Rico
Puerto Rico Parking Corporation (Inactive)	Puerto Rico